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                                   EXHIBIT 8


                                                               February 27, 2001

Hartford Life, Inc.
200 Hopmeadow Street
Simsbury, Connecticut 06089

                              Hartford Life, Inc.
                            Hartford Life Capital II
                       Registration Statement on Form S-3
                 Prospectus Supplement dated February 27, 2001
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Ladies and Gentlemen:

     We have acted as special counsel to Hartford Life, Inc., a Delaware corporation (the "Company"), and Hartford Life Capital II, a Delaware business trust (the "Trust", and together with the Company, the "Registrants"), in connection with (i) the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), by the Company, of Registration Statements on Form S-3 (File Nos. 333-21865 and 333-56283) (the "Registration Statements"), relating to the issuance and sale by the Trust of 8,000,000 7.625% Trust Preferred Securities (the "Preferred Securities") (liquidation amount $25 per security).

     In furnishing this opinion, we have participated in the preparation and filing with the Commission under the Act of the Registration Statements and all amendments thereto. In addition, we have relied upon such records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In this examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity, validity and enforceability of all documents submitted to us as original documents, (iii) conformity to original documents of all documents submitted to us as certified or photostatic copies and (iv) the transactions described in the Prospectus Supplement referred to above (the "Prospectus Supplement") are performed in the manner described in the Prospectus Supplement.

     Based on the foregoing, and subject to the limitations, qualifications, and assumptions set forth herein, we confirm that the statements of law and legal conclusions set forth under the heading "United States Federal Income Tax Consequences" in the Prospectus Supplement represent our opinion.

     Our opinion is based upon the Internal Revenue Code of 1986, as amended, treasury regulations (including proposed treasury regulations) issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. No assurance can be given

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that the law and facts will not change, and we have not undertaken to advise you or any other person with respect to any event subsequent to the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to a report of the Company on Form 8-K and its incorporation by reference into the Registration Statement and to the reference to us under the heading "United States Federal Income Tax Consequences" in the Prospectus Supplement forming a part of the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                    Very truly yours,


                                    /s/ Debevoise & Plimpton

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